Exhibit 10.2

AMENDMENT

TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to the Executive Employment Agreement (this “Amendment”) by and between HERON THERAPEUTICS, INC. (the “Company”), and DAVID SZEKERES (the “Executive”) is effective as of May 05, 2023.

WHEREAS, the Executive and the Company are parties to the Executive Employment Agreement dated as of March 17, 2016 (the “Original Agreement”); and

WHEREAS, the Executive and the Company desire to amend the Original Agreement as described in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants in this Amendment, the parties agree that the Original Agreement is amended as set forth below:

1.	Section 3.3(a) shall be amended and restated in its entirety to read as follows:

“3.3 Equity Incentives.

(a) Subject to approval by the Board (or the compensation committee thereof), as soon as practicable following the Effective Date, Executive will be granted an option to purchase up to 170,000 shares of the Company’s common stock (the “Option”). Subject to the Executive continuing to serve as Chief Operating Officer (“COO”) of the Company (except as set forth below), the option will vest over a four-year period, with 42,500 shares vesting on the first anniversary of the Effective Date, and then the remainder vesting pro rata monthly thereafter over the next three years. The Option will have a ten-year term and will be treated as an incentive stock option to the maximum extent possible under applicable regulations, with the remainder being non-statutory stock options. The portion of the Option, or any other option to purchase shares of the Company’s common stock granted by the Company to the Executive after March 17, 2016, that is vested as of the date of termination of the Executive’s service with the Company shall remain exercisable for a period of 180 days following termination. Any portion of the Option, or any other option to purchase shares of the Company’s common stock granted by the Company to the Executive after March 17, 2016, that vests as a result of the termination of the Executive’s employment by the Company for Cause or Good Reason following a Change in Control (as such terms are defined below) within three months before or within 18 months following a Change in Control as set forth in, and subject to the provisions of, Section 4.4.3 shall remain exercisable for a period of 180 days following the occurrence of such event.”

2.	Section 4.1 shall be amended and restated in its entirety to read as follows:

“4.1 Termination by the Company. The Executive’s employment by the Company shall be at will. The Executive’s employment with the Company may be terminated by the Company at any time and for any reason or no reason, with or without “Cause” (as defined below), subject to the provisions of this Section 4; provided that the Company shall provide the Executive with at least 90 days’ prior written notice of any termination by the Company without Cause, other than a termination by the Company without Cause within three months before or within 18 months following a Change in Control. During the 90-day period beginning on the date that the Company provides the Executive with written notice of a termination without Cause, the Executive will continue to serve as the COO of the Company, except that the Executive may accept and commence employment with another employer at any time during such 90-day period (in which case his employment shall terminate on the date such subsequent employment commences). For the avoidance of doubt, upon a termination by the Company without Cause pursuant to this Section 4.1, the Executive will be entitled to the benefits set forth in Section 4.4.2 or 4.4.3, as applicable.

3.	Section 4.3 shall be amended and restated in its entirety to read as follows:

“4.3 Termination by the Executive. The Executive’s employment by the Company shall be at will. The Executive shall have the right to resign or terminate the Executive’s employment at any time and for any reason, or no reason, with or without “Good Reason” (as defined below), subject to the provisions of this Section 4; provided that the Executive shall provide the Company with at least 90 days’ prior written notice of any termination by the Executive (without regard to whether such termination occurs before or after a Change in Control). During the 90-day period beginning on the date that the Executive provides the Company with written notice that he will resign or terminate his employment with the Company with or without Good Reason, the Executive will continue to serve as the COO of the Company, except that the Executive may accept and commence employment with another employer at any time during such 90-day period (in which case his employment shall terminate on the date such subsequent employment commences). For the avoidance of doubt, upon a termination by the Executive with Good Reason pursuant to this Section 4.3, the Executive will be entitled to the benefits set forth in Section 4.4.2 or 4.4.3, as applicable.

4.	Paragraph six (6) of the original agreement is modified to provide that the original agreement is to be interpreted under the laws of the state of California.

5.

The original agreement is modified to provide that the notice under the agreement is to be given in writing, by personal delivery, or by email with read receipt, or certified mail, return receipt requested to Company’s then-CEO at Company headquarters and to Executive at Executive’s last address contained in his personnel file. Email for Executive shall be made to both Executive’s Company email and to [*].

6.

Except as modified by this Amendment, the Original Agreement shall remain in full force and effect, with the exception that any salary increases, target bonus increases, title changes and equity grants after March 17, 2016 apply to this amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Heron Therapeutics, Inc.

By:	/s/ Craig Collard
Name: Craig Collard
Title: Chief Executive Officer

/s/ David Szekeres
David Szekeres